CONTACT:
Stellar Pharmaceuticals Inc. -OR-	INVESTOR RELATIONS COUNSEL
Peter Riehl, President & CEO	The Equity Group Inc
(800) 639-0643	Devin Sullivan
(519) 434- 1540	(212) 836-9608 -or-- dsullivan@equityny.com
Arnold Tenney, Charman	Adam Prior
Cell (416) 587-3200	(212) 836-9606 -or-- aprior@equityny.com

FOR IMMEDIATE RELEASE

STELLAR PHARMACEUTICALS REPORTS THIRD QUARTER FINANCIAL RESULTS

Q3 2005 Highlights Compared to Q3 2004
●  Total revenues increase 31.5%
●  NeoVisc® sales up 23.5%
●   Cost of sales decrease 36.9%
●   Gross profit increases 58.7%
●   Cash and equivalents of $2.3 million at September 30, 2005 and no long-term debt

LONDON, ONTARIO, CANADA, November 10, 2005 - Stellar Pharmaceuticals Inc., (OTCBB: SLXCF; TSXV: SLX), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced financial results for the third quarter ended September 30, 2005. All amounts in this press release are in Canadian dollars, and are the result of the use of U.S. GAAP.

Licensing Agreements Expected to Increase Revenues and Lead to Profitability in 2006
Peter Riehl, President and Chief Executive Officer of Stellar, commented, “We continue to make great progress on our global out-licensing strategy. In the last six months the Company has signed the following exclusive licensing agreements:

•	with INNOGEN İLAÇ SAN. TİC. LTD. ŞTİ. for the sale of NeoVisc®, the Company’s viscosupplementation therapy for the treatment of osteoarthritis, in Turkey.
•	with TECHNIMED to distribute and sell NeoVisc in Lebanon and Syria.
•	with SHANGHAI YA JUN MEDICAL CO. LTD. for the sale of Uracyst®, Stellar’s patented treatment for interstitial cystitis (“IC”), in China.

Stellar now has distribution partners in place in 27 countries, and we continue to emphasize the importance of entering new markets and demonstrating the efficacy of our products to other potential distributors. While we are currently in the process of applying for regulatory approvals in the jurisdictions covered by these new agreements, we feel that the eventual introduction of our products into these markets will enhance revenues and lead to profitability in 2006.”

Mr. Riehl continued, “We also recently commenced the marketing and sale of a previously licensed formulation of NeoVisc containing a 1.5 million Dalton Hyaluronate (“HA”). We expect that this change will further strengthen NeoVisc's position in both its domestic and international markets without a material increase in cost. This improved formulation is expected to increase consumer acceptance and demand for NeoVisc.”

Stellar Pharmaceuticals Inc.
November 10, 2005

United States Market Update

The United States is the largest pharmaceutical market and is extremely important for NeoVisc and Uracyst. Stellar anticipates that the United States viscosupplement market will surpass $600 million by the end of 2006 and the market for GAG replenishment therapies will exceed $400 million.

As previously announced, Stellar signed a Supply and License Agreement with Leitner Pharmaceuticals™ LLC in February 2004 for manufacturing, marketing and distribution of NeoVisc and Uracyst for the United States market.

John Gregory, Chairman and CEO of Leitner, stated that, “We are continuing to work with Stellar, through numerous initiatives, towards the commencement of U.S. Phase III clinical trials for NeoVisc and Uracyst. We recognize the commitment of Peter Riehl and his team in advancing Stellar towards this goal. As Stellar’s largest shareholder, we have a vested interest in the Company’s long-term success.”

Mr. Riehl commented, “We hold our relationship with Leitner in the highest regard, and continue to value their counsel and support.”

2005 Third Quarter Results
In reviewing the Company’s third quarter results, Mr. Riehl stated that, “The third quarter marked the fifth consecutive quarter of double-digit increases in year-over-year product sales, and the Company has reported total revenue growth sequentially in each quarter of 2005. Canadian sales of NeoVisc remained strong. We anticipate NeoVisc’s sales growth to continue due to both the launch of our high molecular weight product in September 2005, along with ongoing concerns about the safety of the Cox-2 inhibitor class of drugs currently used in the treatment of osteoarthritis. NeoVisc is manufactured using a synthetic hyaluronan, which eliminates the adverse reactions experienced with the cock’s comb based hyaluronan used by our competitors.”

Total revenues increased 31.5% in the 2005 third quarter to $497,790 from $378,441 in the third quarter of 2004, driven primarily by a 15.4% increase in product sales and higher royalty and licensing revenues. Canadian sales of NeoVisc increased 23.5% from the same period in 2004, largely as a result of continued sales and marketing efforts. Canadian sales of Uracyst decreased 29.2% during the quarter to $35,294 from $49,813 compared to the same period in 2004.

Royalty and licensing revenue for the third quarter of 2005 was $92,514, up 172.5% from the 2005 period and 23.5% sequentially from the second quarter of 2005. Royalty and licensing revenue for the nine-month period ended September 30, 2005 was $233,239, compared to $337,850 for the nine months ended September 30, 2004. Royalty and licensing revenue in the first quarter of 2004 included a one-time milestone payment of $267,220 from Leitner Pharmaceuticals LLC related to NeoVisc and Uracyst. Excluding this one-time milestone payment, royalty and licensing revenue increased 230.2% in the nine-month period, largely derived from royalties on higher sales penetration of Uracyst in Germany, Netherlands, Austria and the Scandinavian countries. The Company expects to receive enhanced royalty revenue once Uracyst is launched in the United Kingdom, which has experienced a short delay in active promotion that is presently being corrected.

Costs of sales as a percentage of product revenue was 17.1% in the third quarter of 2005, an improvement from the 31.3% reported in the third quarter of 2004, and sequentially from the 21.8% reported in the second quarter of 2005. Costs of sales in the third quarter of 2005 declined 36.9% from the comparable prior year period, largely due to the benefits derived from Stellar’s move to a new manufacturing facility in June 2004. The Company believes it will realize ongoing cost-savings from its investments in new manufacturing processes and economies of scale.

Stellar Pharmaceuticals Inc.
November 10, 2005

Research and development expenses were $339,390 in the third quarter of 2005, which included $312,416 in costs associated with the development of the higher molecular weight formulation of NeoVisc. The Company does not expect to incur any significant development costs related to the completion of this formulation going forward.

The Company continued to realize in-licensed sales of BladderChek, which commenced sales in October 2004. There is growing acceptance of this product among urologists following a February 2005 published study in the Journal of the American Medical Association, which concluded that BladderChek vastly outperforms cytology, the current adjunctive test for bladder cancer. Once reimbursement approvals are in place at institutions, the Company expects greater consumer demand and accelerated sales.

Stellar reported a net loss in the third quarter of 2005 of $453,165, or $0.02 per diluted share, on 23.3 million weighted average common shares outstanding (“shares outstanding”), compared to a net loss of $564,487, or $0.03 per diluted share, on 22.5 million shares outstanding in the third quarter of 2004.

Balance Sheet Highlights
Stellar’s balance sheet is highlighted by $2.3 million in working capital and no long-term debt at September 30, 2005. The Company expects to reach operating profitability in 2006, which would allow the Company to fund its future growth from operations.

Conference Call
Management will conduct a conference call today at 10:00 a.m. Eastern Time to discuss third quarter results. Interested parties may participate in the call by dialing 888-789-0150 (in the United States) or 416-695-6622 (in Canada) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Stellar Pharmaceuticals Conference Call. A recorded replay of the call will be available until 11:59 pm Eastern Time on Thursday, November 17, 2005. Listeners may dial 888-509-0081 (in the United States) or 416-695-5275 (in Canada) for the replay. The call will also be simultaneously broadcast over the Internet. Those interested in listening to the live web cast may do so by going to the Company's website at www.stellarpharma.com or by going to www.ccnmatthews.com/StellarPharmaceuticalsQ3. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The online archive will be available immediately after the live call and continue for approximately 30 days.

About Stellar Pharmaceuticals Inc.
Stellar has developed and is marketing direct in Canada, and in countries around the world through out-license agreements, three products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall. Stellar also has an in-licensing agreement for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
###

Stellar Pharmaceuticals Inc.
November 10, 2005

STELLAR PHARMACEUTICALS INC.

STATEMENTS OF OPERATIONS
(Canadian Funds; US GAAP)

(Unaudited)

	For the Three Month Period		For the Nine Month Period
	Ended September 30		Ended September 30
	2005	2004	2005	2004

REVENUE
Product sales	$397,074	$344,224	$1,176,345	$994,016
Miscellaneous revenue	8,201	267	9,844	1,267
	405,275	344,491	1,186,189	995,283

COST OF GOODS SOLD	67,957	107,614	253,577	222,324
	337,318	236,877	932,612	772,959

ROYALTY AND LICENSING REVENUES	92,514	33,950	233,239	337,850

GROSS PROFIT	429,832	270,827	1,165,851	1,110,809

EXPENSES
Selling, general, and administrative	533,026	501,847	1,789,399	1,445,612
Research and development	339,390	329,399	624,075	552,246
Amortization	38,497	21,504	106,179	60,182

	910,913	852,750	2,519,653	2,058,040

LOSS FROM OPERATIONS	(481,081)	(581,923)	(1,353,802)	(947,231)

INTEREST AND OTHER INCOME	27,916	17,436	98,670	(23,390)

NET LOSS FOR THE PERIOD	(453,165)	(564,487)	(1,255,132)	(970,621)

DEFICIT, beginning of period	(4,745,878)	(3,004,936)	(3,943,911)	(2,598,802)

DEFICIT, ending of period	($5,199,043)	($3,569,423)	($5,199,043)	($3,569,423)

LOSS PER SHARE	($0.02)	($0.03)	($0.05)	($0.05)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,250,877	22,462,953	23,143,930	20,877,185

Stellar Pharmaceuticals Inc.Page
November 10, 2005

STELLAR PHARMACEUTICALS INC.

BALANCE SHEET
(Canadian Funds; US GAAP)

	Unaudited	Audited
	As at	As at
	September 30, 2005	December 31, 2004

ASSETS

CURRENT
Cash and cash equivalents	$2,331,433	$3,172,870
Accounts receivable	137,199	143,629
Inventories	235,124	336,491
Tax recoverable	-	38,131
Prepaid, deposits, and sundry receivables	188,147	155,972
	2,891,903	3,847,093

PROPERTY, PLANT, AND EQUIPMENT	992,379	951,860

OTHER ASSETS	20,047	16,431
	$3,904,329	$4,815,384
LIABILITIES

CURRENT
Accounts payable	$419,000	$342,624
Accrued liabilities	83,515	32,503
Deferred revenues	89,107	221,320
	591,622	596,447

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited     Non-voting, convertible, redeemable, and retractable preferred shares with no par value
Unlimited     Common shares with no par value

ISSUED
23,265,662 Common shares (2004 – 22,802,373)	7,891,540	7,720,873
Paid-in capital options and warrants - outstanding	537,547	374,712
- expired	82,663	67,263
DEFICIT	$(5,199,043)	$(3,943,911)
	3,312,707	4,218,937
	$3,904,329	$4,815,384